Exhibit 23.6

November 1, 2004

Watchdata Technologies Ltd.

No. 2 Wanhong West Street, Capital Airport Road

Chaoyang District, Beijing 100015

People’s Republic of China

RE:	Consent of Smart Card Forum of China

We understand that Watchdata Technologies Ltd. plans to file a registration statement on Form F-1 (“Registration Statement”) with the U.S. Securities and Exchange Commission. We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use therein under the headings “Prospectus summary” and “Business” of our name and certain data sourced from our Market Study Report dated August 2004.

SMART CARD FORUM OF CHINA

By:
Name:
	Title:	Executive Director